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                                  F O R M    5
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[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ] Form 3 Holdings Reported

[X] Form 4 Transactions Reported





                                              ----------------------------------
                                              OMB APPROVAL
                                              OMB Number 3235-0362
                                              Expires: September 30, 1998
                                              Estimated Average Burden
                                              hours per response . . . . . . 1.0
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

                         Wexford Spectrum Investors LLC
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(Last)                              (First)                             (Middle)

                        411 West Putnam Avenue, Suite 125
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                                    (Street)

Greenwich,                             CT                                  06830
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(City)                               (State)                               (Zip)
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2. Issuer Name and Ticker of Trading Symbol

                              PC Quote, Inc. (PQT)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year
                                  1/98
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

[ ] Director

[X] 10% Owner

[ ] Officer (give title below)

[ ] Other (specify below)

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7.  Individual or Joint/Group Reporting (Check all applicable)

[ ] Form Filed by One Reporting Person

[X] Form Filed by More than One Reporting Person

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                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED
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1. Title of Security (Instr. 3)                        2. Transaction Date      3. Transaction Code       4. Securities Acquired (A)
                                                          (Month/Day/Year)         (Instr. 8)                or Disposed of (D)
                                                                                                             (Instr. 3, 4 and 5)
                                                       -------------------      -------------------       --------------------------
                                                                                                                    (A) or
                                                                                                          Amount      (D)      Price
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
Common Stock, par value $.001 per share                     1/26/98               J*                      2,988,949     D   $1.00/sh
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
*If the form is filed by more than one reporting person, see instruction 4(b)(v)

====================================================================================================================================
                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED -- Continued
====================================================================================================================================
1. Title of Security (Instr. 3)                        5. Amount of Securities      6. Ownership Form:        7. Nature of Indirect
                                                          Beneficially Owned At        Direct (D) or             Beneficial
                                                          End of Issuer's Fiscal       Indirect (I)              Ownership
                                                          Year  (Inst. 3 and 4)        (Instr. 4)                (Instr. 4)
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
Common Stock, par value $.001 per share                     2,011,051                       I
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

====================================================================================================================================
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
====================================================================================================================================
1. Title of Derivative Security    2. Conversion       3. Transaction Date      4. Transaction Code      5. Number of Derivative
   (Instr. 3)                         Of Exercise         (Month/Day/Year)         (Instr. 8)               Securities Acquired (A)
                                      Price of                                                              or Disposed of (D)
                                      Derivative                                                            (Instr. 3, 4, and 5)
                                      Security
                                    -------------      -------------------      --------------------     ---------------------------
                                                                                                              (A)            (D)
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

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

====================================================================================================================================
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
====================================================================================================================================
1. Title of Derivative Security     6. Date                  7. Title and                     8. Price of
   (Instr. 3)                          Exercisable              Amount of                        Derivavtive
                                       and                      Underlying                       Security
                                       Expiration               Securities                       (Instr. 5)
                                       Date (Month/             (Instr. 3
                                       Day/Year)                and 4)


                                     --------------------    ----------------------------     --------------
                                     Date         Expira-                       Amount or
                                     Exer-        tion                          Number
                                     cisable      Date           Title          of Shares
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

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

====================================================================================================================================
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
====================================================================================================================================
1. Title of Derivative Security         9. Number of Derivative                 10. Ownership  of             11. Nature of Indirect
   (Instr. 3)                              Securities Beneficially                  Derivative Security:               Beneficial
                                           Owned at End of Year                     Direct (D) or                      Ownership
                                           (Instr. 4)                               Indirect (I) (Instr. 4)            (Instr. 4)
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

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
Explanation of Responses:

*Shares were repurchased by the Issuer pursuant to the terms of a Stock and Warrant Purchase Agreement dated October 15, 1997 between the Issuer, the Reporting Person and an affiliate of the Reporting Person.


                         WEXFORD SPECTRUM INVESTORS LLC

                         /s/Arthur H. Amron                   May 1, 1998
                         -----------------------------        -----------
                         Signature of Reporting Person           Date

**Intentional  misstatements or ommissions of facts constitute  Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

ATTACHMENT TO FORM 5

Name of designated filer:               Wexford Management LLC

Name of joint filer:                    Joseph M. Jacobs

Address of joint filer:                 c/o Wexford Management LLC
                                        411 West Putnam Avenue
                                        Greenwich, CT 06830

Date of event requiring filing:         January 26, 1998

Issuer Name and
Ticker or Trading Symbol:               PC Quote, Inc. (PQT)


    /s/ Joseph M. Jacobs   May 1, 1998

** Signature of Reporting Person



ATTACHMENT TO FORM 5

Name of designated filer:               Wexford Management LLC

Name of joint filer:                    Charles E. Davidson

Address of joint filer:                 c/o Wexford Management LLC
                                        411 West Putnam Avenue
                                        Greenwich, CT 06830

Date of event requiring filing:         January 26, 1998

Issuer Name and
Ticker or Trading Symbol:               PC Quote, Inc. (PQT)


    /s/ Charles E. Davidson    May 1, 1998

** Signature of Reporting Person